EXHIBIT 23.1

Consent of Independent Certified Public Accountants

To the Board of Directors

Professional Veterinary Products, Ltd.

As independent certified public accountants, we hereby consent to the use of our report dated October 15, 2003 relating to the financial statements of Professional Veterinary Products, Ltd., which report appears in the July 31, 2003 annual report on Form 10-K of Professional Veterinary Products, Ltd.

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.

October 29, 2003